FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
February 9, 2009	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy’s Third Quarter Income Up;

Production and Revenues Expected to Rise

Salt Lake City, November 9, 2009, – FX Energy, Inc. (NASDAQ: FXEN) today announced net income of $9.4 million, or $0.22 per share, for the quarter ended September 30, 2009. Excluding non-cash foreign currency exchange gains of $12.2 million, the Company would have recorded a third quarter loss of $(2.8) million, or $(0.07) per share. Both figures are significant improvements over the net loss of $(3.9) million, or $(0.09) per share reported in the third quarter of 2008.

The most notable oil and gas operations result for the third quarter was a 21 percent boost in oil and gas production from the year earlier quarter. New gas production in Poland that started in the last month of the quarter was large enough to boost company-wide production substantially for the entire quarter. The Company also noted it expects fourth quarter production to be up even more.

Production Gains and Lower Exploration Costs Drive Improved Third Quarter Results

The Company’s production rose to 471 Mmcfe during the third quarter of 2009 from 391 Mmcfe during the 2008 quarter. The production increase was due to the commencement of production from the Company’s Roszkow and Grabowka wells in Poland.

“The start of production from these wells represents a step-change for us,” said Clay Newton, VP Finance for FX Energy. “Specifically, company-wide production jumped up to 12.2 Mmcfe per day, or 265% of the 4.6 Mmcfe daily rate at the beginning of the quarter. The Roszkow well came online only 13 days before the end of the quarter, so the full quarterly impact will not be seen until fourth quarter of this year.”

Despite the Company’s higher production volumes, lower oil prices and Zloty/US dollar exchange rate effects led to lower revenues of $2.7 million for the 2009 third quarter compared to $3.9 million for the 2008 quarter. Average oil prices of $57.83 in the 2009 third quarter were 45% lower than the $104.68 received per barrel during the same quarter of 2008, resulting in a decline in 2009 revenues of almost $1 million. Zloty-based gas prices in Poland were 5% higher in the 2009 third quarter than in the same quarter of 2008, but in US dollar terms the price was 34% lower, $4.65 per mcf in the 2009 third quarter compared to $7.00 per mcf in the 2008 third quarter.

Total costs for the period were almost 21 percent lower, falling from $8.2 million to $6.5 million. The most material reduction was exploration costs falling from $3.7 million to only $0.7 million. This was partially offset by a property impairment charge of $1.9 million attributable to the Company’s Wilga well in Poland. Production at that well came to an end during the third quarter of 2009, despite repeated workover attempts. The Company impaired the remaining capitalized costs at Wilga, and plans to dismantle the production facility.

Nine Month Results

The Company reported a net loss of $(3.9) million, or $(0.09) per share, for the first nine months of 2009. Excluding non-cash foreign currency exchange gains of $5.6 million, the Company would have recorded a loss for the first nine months of 2009 of $(9.4) million, or $(0.22) per share, compared to a net loss of $(9.5) million, or $(0.24) per share reported in the first nine months of 2008.

The Company reported earnings before interest, taxes, depreciation, amortization, exploration expense, and other non-cash charges (EBITDAX)(1) during the first nine months of 2009 of $166,000, compared to $5.2 million in the first nine months of 2008. At September 30, 2009, the Company’s cash and investments were $2.5 million and working capital was $2.7 million, in line with Company expectations. Also as expected, the new production streams are reversing the trend of declining cash balances this year. In the month of October, 2009, the Roszkow well alone generated $1.4 million in incremental revenues.

Oil and gas revenues for the 2009 first nine months were 45% lower than those recorded during the same period of 2008. The Company recognized oil and gas revenues of $6.3 million for the first nine months of 2009, compared to $11.4 million for the same period of 2008. Total revenues for the first nine months of 2009 were $8.1 million, compared to $14.5 million in the first nine months of 2008.

Natural gas production in Poland was 888 Mmcf during the first nine months of 2009, compared to 920 Mmcf during the same period of 2008. Production declines at the Wilga well were mostly offset by new production from the Company’s Roszkow and Grabowka wells. Though production for the first nine months of 2009 was down slightly from the year earlier, the Company believes this trend is now reversed. The new production streams just added are expected to increase full year 2009 production significantly above full year 2008 production.

Although zloty-based gas prices in Poland were higher, average gas prices as reported in U.S. dollars declined by 31% from 2008 to 2009, a function of the weaker Polish zloty. The average exchange rate during the first nine months of 2008 was 2.26 zlotys per U.S. dollar. The average exchange rate during the same period of 2009 was 3.22 zlotys per U.S. dollar, a change of 42%.

Non-Cash Foreign Exchange Effects

The foreign exchange gains of $12.2 million and $5.5 million for the third quarter and first nine months of 2009, respectively, are both included in other income and expense. These figures come primarily from recognizing gains and losses related to intercompany loans between the Company and its wholly owned Polish subsidiary. These non-cash foreign exchange effects are likely to continue to vary greatly depending upon future exchange rate changes.

Balance Sheet Changes

Cash and working capital balances at September 30, 2009 were substantially lower than those at the end of the 2008 third quarter. However, this results mostly from the temporarily high balances at the end of the 2008 third quarter. During the late third quarter and through the fourth quarter of 2008, the Company allowed cash balances to build and drew on its credit facilities to maximize financial liquidity during the world financial crisis of that period. The Company again noted that production from the Roszkow and Grabowka wells, which has more than doubled company-wide production, is expected to build the Company’s cash balances through higher revenues and cash flow.

Earnings Conference Call Today, Monday, November 9, 2009 at 4:30 P.M. Eastern (2:30 P.M. Mountain)

The Company will host a conference call and webcast today to discuss 2009 third quarter results and update operational items at 4:30 p.m. Eastern Time. Conference call information is as follows: U.S. dial-in-number: 800-862-9098; International dial-in-number: 785-424-1000. Passcode: 4550884. Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy's homepage at www.fxenergy.com. For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks, beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland. The Company's main exploration activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

(1) Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production Company's ability to internally fund exploration and development activities and to service debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. The table below reconciles EBITDAX with income from continuing operations as derived from the Company's financial information.

EBITDAX:	Nine Months Ended
	September 30, 2009	September 30, 2008
Net loss	$(3,865)	$(9,468)
Foreign exchange loss (gain)	(5,547)	338
Exploration expense	4,071	9,960
Depletion, depreciation and amortization	1,173	2,100
Property impairment	1,864	--
Interest (income) expense, net	402	(13)
Stock compensation expense	1,332	1,866
Other non-cash items	736	423
EBITDAX	$ 166	$5,206

______________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(in thousands)

	September 30,	December 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$2,508	$16,588
Marketable securities	--	4,105
Receivables:
Accrued oil and gas sales	1,555	1,093
Other receivables	3,504	1,720
Input VAT receivable	629	2,514
Inventory	223	211
Other current assets	358	450
Total current assets	8,777	26,681

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	31,684	28,600
Unproved	3,351	2,770
Other property and equipment	7,492	6,667
Gross property and equipment	42,527	38,037
Less accumulated depreciation, depletion and amortization	(11,014)	(11,164)
Net property and equipment	31,513	26,873

Other assets:
Certificates of deposit	406	406
Loan fees	827	842
Total other assets	1,233	1,248

Total assets	$41,523	$54,802

-Continued-

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)

-Continued-

	September 30,	December 31,
	2009	2008
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,583	$7,779
Accrued liabilities	501	4,937
Total current liabilities	6,084	12,716

Long-term liabilities:
Notes payable	25,000	25,000
Asset retirement obligation	2,192	1,932
Total long-term liabilities	27,192	26,932

Total liabilities	33,276	39,648

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of September 30, 2009 and December 31, 2008; no shares
outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of September 30, 2009 and December 31, 2008; 42,662,156
and 42,202,878 shares issued and outstanding as of September 30,
2009 and December 31, 2008, respectively	43	42
Additional paid-in capital	160,233	158,075
Cumulative translation adjustment	11,936	17,137
Accumulated deficit	(163,965)	(160,100)
Total stockholders’ equity	8,247	15,154

Total liabilities and stockholders’ equity	$41,523	$54,802

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(in thousands, except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2009	2008	2009	2008
Revenues:
Oil and gas sales	$ 2,691	$ 3,885	$ 6,286	$ 11,354
Oilfield services	1,118	1,211	1,771	3,162
Total revenues	3,809	5,096	8,057	14,516

Operating costs and expenses:
Lease operating expenses	857	930	2,415	2,698
Exploration costs	686	3,683	4,071	9,960
Property impairment	1,864	--	1,864	--
Oilfield services costs	657	815	1,274	2,091
Depreciation, depletion and amortization	425	653	1,173	2,101
Accretion expense	8	21	24	63
Stock compensation	449	622	1,332	1,866
General and administrative	1,512	1,519	4,914	4,880
Total operating costs and expenses	6,458	8,243	17,067	23,659

Operating loss	(2,649)	(3,147)	(9,010)	(9,143)

Other income (expense):
Interest income (expense), net and
other income (expense)	(130)	(86)	(402)	13
Foreign exchange gain (loss)	12,227	(455)	5,547	(338)
Total other income (expense)	12,097	(541)	5,145	(325)
Net income (loss)	9,448	(3,688)	(3,865)	(9,468)

Other comprehensive income (loss)
Foreign currency translation adjustment	(9,579)	-	(5,201)	-
Increase in market value of
available for sale marketable securities	-	224	-	1
Comprehensive loss	$ (131)	$ (3,464)	$ (9,066)	$ (9,467)

Net income (loss) per common share
Basic	$ 0.22	$ (0.09)	$ (0.09)	$ (0.24)
Diluted	$ 0.22	$ (0.09)	$ (0.09)	$ (0.24)
Weighted average common shares outstanding
Basic	42,560	40,747	42,470	40,037
Dilutive effect of stock options	84	-	-	-
Diluted	42,644	40,747	42,470	40,037

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	For the Nine Months Ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(3,865)	$(9,468)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation, depletion and amortization	1,173	2,101
Property impairment	1,864	--
Accretion expense	24	63
Amortization of bank fees	137	137
Stock compensation	1,332	1,866
Foreign exchange gains	(6,756)	(338)
Common stock issued for services	739	665
Increase (decrease) from changes in working capital items:
Receivables	(861)	(3,330)
Inventory	(12)	(32)
Other current assets	48	(113)
Other assets	(122)	247
Accounts payable and accrued liabilities	(2,437)	(663)
Net cash used in operating activities	(8,736)	(8,865)

Cash flows from investing activities:
Additions to oil and gas properties	(6,680)	(16,941)
Additions to other property and equipment	(802)	(783)
Additions to marketable securities	(11)	(170)
Proceeds from maturities of marketable securities	4,661	9,815
Net cash used in investing activities	(2,832)	(8,079)

Cash flows from financing activities:
Proceeds from notes payable	--	11,000
Proceeds from loan related to auction-rate securities	--	3,354
Payments on loan related to auction-rate securities	(2,808)	--
Proceeds from exercise of stock options and warrants	132	9,364
Net cash (used in) provided by financing activities	(2,676)	23,718

Effect of exchange rate changes on cash	164	--

Net increase (decrease) in cash	(14,080)	6,774
Cash and cash equivalents at beginning of year	16,588	4,262

Cash and cash equivalents at end of period	$2,508	$11,036